Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Rae Covington	408-523-2161

INTUITIVE SURGICAL ANNOUNCES $188.2 MILLION FIRST QUARTER REVENUE, UP 65%

SUNNYVALE, CALIF. April 17, 2008 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported first quarter 2008 revenue of $188.2 million, increasing 65% from $114.2 million for the first quarter of 2007. First quarter 2008 revenue growth was driven by continued robotic procedure adoption and higher da Vinci® Surgical System sales.

First quarter 2008 instruments and accessories revenue increased 54% to $61.9 million from $40.3 million during the first quarter of 2007. First quarter 2008 da Vinci® Surgical Systems revenue increased 76% to $99.1 million from $56.1 million during the first quarter of 2007. First quarter 2008 service and training revenue increased 53% to $27.2 million from $17.8 million during the first quarter of 2007.

	Three Months Ended March 31,
Revenue ($ Millions)	2008	2007	Increase
Instruments/Accessories	$61.9	$40.3	$21.6
Systems	99.1	56.1	43.0
Service/Training	27.2	17.8	9.4

	$188.2	$114.2	$74.0

First quarter 2008 operating income increased 89% to $64.9 million, compared with $34.3 million for the first quarter of 2007. Operating results for the first quarter of 2008 included $14.6 million of non-cash stock-based compensation expense in accordance with the Financial Accounting Standards Board SFAS 123R, compared with $8.1 million for the first quarter of 2007.

First quarter 2008 net income increased 88% to $44.8 million, compared with $23.8 million for the first quarter of 2007. Diluted earnings per share increased to $1.12 for the first quarter of 2008 from $0.62 for the first quarter of 2007.

Intuitive ended the first quarter of 2008 with cash, cash equivalents and investments of $700 million, up $64 million from December 31, 2007.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are pleased with our first quarter revenue and income growth. Our financial performance reflects the continued expansion of robotic surgical procedures and the compelling value we provide to patients and hospitals.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 517-645-6051 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Ben Gong. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D, high definition vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

Intuitive®, da Vinci®, da Vinci® S™, InSite®, and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; and unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months ended
	March 31, 2008	March 31, 2007
Revenue:
Products	$160,951	$96,449
Services	27,243	17,780

Total revenue	188,194	114,229
Cost of revenue:
Products	44,852	29,106
Services	13,535	8,615

Total cost of revenue*	58,387	37,721
Gross profit	129,807	76,508
Operating expenses:
Selling, general and administrative	48,634	33,945
Research and development	16,301	8,224

Total operating expenses*	64,935	42,169
Income from operations	64,872	34,339
Interest and other income, net	8,541	4,608

Income before income taxes	73,413	38,947
Provision for income taxes	28,632	15,145

Net lncome	$44,781	$23,802

Earnings per share:
Basic	$1.16	$0.64

Diluted	$1.12	$0.62

Shares used in computing earnings per share:
Basic	38,582	37,289

Diluted	39,847	38,398

*	Includes stock compensation expense of $2.2 million and $1.2 million in total cost of revenue and $12.3 million and $6.9 million in total operating expenses for the three months ended March 31, 2008 and 2007.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	3/31/2008	12/31/2007
Cash, cash equivalents, and investments	$699,654	$635,381
Accounts receivable, net	135,690	130,370
Inventory	38,832	32,416
Property and equipment, net	71,905	68,093
Goodwill	110,740	110,740
Deferred tax assets	28,310	24,577
Other assets	38,154	38,421

Total assets	$1,123,285	$1,039,998

Accounts payable and other accrued liabilities	$81,343	$96,632
Deferred revenue	60,131	54,692

Total liabilities	141,474	151,324
Stockholders’ equity	981,811	888,674

Total liabilities and stockholders’ equity	$1,123,285	$1,039,998